Exhibit 99.1

Iconix Brand Group Reports Record Revenue and Earnings for the Full Year and Fourth Quarter 2011

NEW YORK, Feb. 22, 2012 /PRNewswire/ --

•	2011 revenue of $369.8 million, an 11% increase over prior year
•	2011 non-GAAP Iconix net income of $127.4 million, an 18% increase over prior year
•	Q4 revenue of $95.5 million, a 9% increase over prior year quarter
•	Q4 non-GAAP Iconix net income of $31.3 million, a 28% increase over prior year quarter
•	2011 non-GAAP diluted EPS of $1.69 and Q4 non-GAAP diluted EPS of $0.41

Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”), today announced financial results for the fourth quarter and year ended December 31, 2011.

Full Year 2011 Results for Iconix Brand Group, Inc.:

Total revenue for the full year 2011 was approximately $369.8 million, an 11% increase as compared to approximately $332.6 million for the prior year. EBITDA attributable to Iconix for 2011 increased 10% from the prior year to approximately $229.6 million. Free cash flow for 2011 was approximately $179.2 million, an 8% increase over the prior year. On a non-GAAP basis, as described in the tables below, net income attributable to Iconix for 2011 increased 18% to approximately $127.4 million as compared to the prior year and non-GAAP diluted earnings per share increased to $1.69 versus $1.44 for the prior year. On a GAAP basis, net income attributable to Iconix for 2011 increased 28% to approximately $126.1 million as compared to the prior year and GAAP diluted earnings per share was $1.67 versus $1.32 for the prior year.

Q4 2011 Results for Iconix Brand Group, Inc.:

Total revenue for the fourth quarter of 2011 was approximately $95.5 million, a 9% increase as compared to approximately $88.0 million in the fourth quarter of 2010. EBITDA attributable to Iconix for the fourth quarter was approximately $57.3 million. Excluding a one-time litigation gain in the fourth quarter of 2010, EBITDA increased 34% over the prior year quarter. Free cash flow attributable to Iconix for the fourth quarter was approximately $44.9 million. On a non-GAAP basis, as described in the tables below, net income attributable to Iconix was $31.3 million, a 28% increase over the prior year quarter. Non-GAAP diluted EPS for the fourth quarter of 2011 was $0.41 compared to $0.33 in the prior year quarter. GAAP net income attributable to Iconix for the fourth quarter of 2011 increased 23% to approximately $27.2 million as compared to the prior year quarter and GAAP diluted EPS for the fourth quarter of 2011 was $0.36 compared to $0.30 in the prior year quarter.

EBITDA, free cash flow, non-GAAP net income and non-GAAP EPS are all non-GAAP metrics and reconciliation tables for each are attached to this press release.

Neil Cole, Chairman and CEO of Iconix Brand Group, Inc. commented, “We are pleased to report that 2011 was another record year for our Company.  We continued to successfully execute our growth strategy through organic initiatives and acquisitions and look forward to continuing to build global businesses for our diverse portfolio of iconic brands. We see international expansion as the next big phase of growth for our Company and through our partnerships in China, Latin America, Europe and our newly announced joint venture in India we are well positioned to maximize the value of our brands around the world. In 2012, we remain committed to creating shareholder value by executing our growth initiatives and will continue to evaluate share repurchases as an additional way to deliver value.”

2012 Guidance for Iconix Brand Group, Inc.:

The Company is reaffirming its full year 2012 revenue guidance of $370-$385 million, 2012 non-GAAP diluted EPS guidance of $1.77-$1.84, 2012 GAAP diluted EPS guidance of $1.62-$1.69 and 2012 free cash flow guidance of $187-$194 million. This guidance relates to the existing portfolio of brands and does not include any additional acquisitions.

See reconciliation tables below for non-GAAP metrics. These non-GAAP metrics may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to U.S. GAAP.  Any financial measure other than those prepared in accordance with U.S. GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a growing portfolio of consumer brands including CANDIE’S (R), BONGO (R), BADGLEY MISCHKA (R), JOE BOXER (R), RAMPAGE (R), MUDD (R), LONDON FOG (R), MOSSIMO (R), OCEAN PACIFIC (R), OP (R), DANSKIN (R), DANSKIN NOW (R) ROCAWEAR (R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R), STARTER (R), WAVERLY (R), ZOO YORK (R) and SHARPER IMAGE (R). In addition, Iconix owns an interest in the ARTFUL DODGER (R), ED HARDY (R), ECKO (R), MARC ECKO (R), MATERIAL GIRL (TM), TRUTH OR DARE (TM) and PEANUTS (R) brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and worldwide. Through its in-house business development, merchandising, advertising and public relations departments Iconix manages its brands to drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company’s acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company’s licensees’ dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company’s SEC filings. The words “believe”, “anticipate”, “estimate”, “expect”, “confident”, “continue”, “will”, “project”, “provide” “guidance” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact Information:
Jaime Sheinheit
Investor Relations
Iconix Brand Group
212.730.0030

Condensed Consolidated Income Statements

(in thousands, except earnings per share data)

	(Unaudited)
	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2011	2010	2011	2010

Licensing and other revenue	$95,513	$87,955	$369,845	$332,559
Selling, general and administrative expenses	43,589	47,813	140,985	138,532
Expenses (benefit) related to specific litigation	2	(15,928)	94	(15,688)
Operating income	51,922	56,070	228,766	209,715
Interest expense and other, net	12,824	9,632	26,592	39,318
Equity earnings on joint ventures	(7,117)	(3,250)	(10,353)	(5,492)
Loss on marketable securities	-	13,000	-	13,000
Other expenses – net	5,707	19,382	16,239	46,826
Income before income taxes	46,215	36,688	212,527	162,889
Provision for income taxes	15,973	12,367	71,286	52,409
Net income	$30,242	$24,321	$141,241	$110,480
Less: Net income attributable to non-controlling interest	3,080	2,198	15,136	11,633
Net income attributable to Iconix Brand Group, Inc.	$27,162	$22,123	$126,105	$98,847
Earnings per share:
Basic	$0.37	$0.30	$1.72	$1.37
Diluted	$0.36	$0.30	$1.67	$1.32
Weighted average number of common shares outstanding:
Basic	73,388	72,560	73,111	72,151
Diluted	75,414	74,743	75,495	74,713

Selected Balance Sheet Items: (in thousands)	12/31/2011	12/31/2010

Total Assets	$2,161,303	$1,951,470
Total Liabilities	$867,727	$812,556
Total Stockholders' Equity	$1,293,576	$1,138,914

The following tables detail unaudited reconciliations from non-GAAP amounts to U.S. GAAP and include reconciliations related to the adoption of ASC Topic 470 as it relates to accounting for convertible debt.

Note: All items in the following reconciliation tables are attributable to Iconix Brand Group, Inc. and exclude results related to non-controlling interests.

(in thousands, except per share data)
	(Unaudited)		(Unaudited)
	Three months ended		Year ended
Net income reconciliation	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
Non-GAAP net income (1)	$31,260	$24,491	$127,431	$107,819

GAAP net income	$27,162	$22,123	$126,105	$98,847
Adjustments:
Non-cash interest related to ASC Topic 470	6,397	3,679	20,890	13,729
Non-cash gain related to investment in Ed Hardy	-	-	(21,465)	-
Write-off of deferred financing fees and OID	-	-	2,651	-
Taxes related to above items	(2,299)	(1,311)	(750)	(4,757)
Net adjustments	4,098	2,368	1,326	8,972

Non-GAAP net income	$31,260	$24,491	$127,431	$107,819

	(Unaudited) Three months ended		(Unaudited) Year ended
Diluted EPS reconciliation	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
Non-GAAP diluted EPS (1)	$0.41	$0.33	$1.69	$1.44

GAAP diluted EPS	$0.36	$0.30	$1.67	$1.32

Adjustments for non-cash interest related ASC 470, non-cash gain related to investment in Ed Hardy, and write-off of deferred financing fees and original issue discount, net of tax	$0.05	$0.03	$0.02	$0.12

Non-GAAP diluted EPS	$0.41	$0.33	$1.69	$1.44

Forecasted Diluted EPS	(Unaudited) Year Ending Dec. 31, 2012
	High	Low

Non-GAAP diluted EPS (1)	$1.84	$1.77

GAAP diluted EPS	$1.69	$1.62

Adjustments for non-cash interest related ASC 470, net of tax	$0.15	$0.15
Non-GAAP Diluted EPS	$1.84	$1.77

(1) Non-GAAP net income and non-GAAP EPS are non-GAAP financial measures which represent net income excluding any non-cash interest related to the adoption of ASC Topic 470 and non-cash non-recurring gains and charges, net of tax. The Company believes these are useful financial measures in evaluating its financial condition because they are representative of only actual cash results.

(in thousands)
	(Unaudited)		(Unaudited)
	Three months ended		Year ended
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
EBITDA (2)	$57,313	$58,647	$229,558	$209,567

Reconciliation of EBITDA:
Net Income	27,162	22,123	126,105	98,847

Add: Income taxes	15,973	12,367	71,286	52,409

Add: Interest expense and other, net, the Ed Hardy gain and loss on marketable securities	12,265	21,964	24,194	49,552

Add: Depreciation and amortization of certain intangibles	1,913	2,193	7,973	8,759
EBITDA	$57,313	$58,647	$229,558	$209,567

(2) EBITDA, a non-GAAP financial measure, represents net income before income taxes, interest, other non-operating gains and losses, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures.

	(Unaudited)		(Unaudited)
	Three months ended		Year ended
(in thousands)	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010

Free Cash Flow (3)	$44,908	$48,378	$179,213	$166,571

Reconciliation of Free Cash Flow:
Net Income	27,162	22,123	126,105	98,847
Add: Non-cash income taxes, non-cash interest related to convertible debt, depreciation, amortization of certain intangibles and finance fees, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures, non-cash gain/loss from sale of trademarks, re-measurement of investments and loss on marketable securities.(4)	18,267	28,754	56,350	70,914
Less: Capital expenditures	(521)	(2,499)	(3,242)	(3,190)
Free Cash Flow	$44,908	$48,378	$179,213	$166,571

	(Unaudited)
	Year Ending
(in thousands)	Dec. 31, 2012
	High	Low

Forecasted Free Cash Flow (3)	$194,000	$187,000

Reconciliation of Free Cash Flow:
Net Income	$129,000	$123,000

Add: Non-cash income taxes, non-cash interest related to convertible debt, depreciation, amortization of certain intangibles and finance fees, non-cash compensation expense, bad debt expense and net equity earnings from certain joint ventures	68,000	67,000

Less: Capital expenditures	(3,000)	(3,000)

Forecasted Free Cash Flow	$194,000	$187,000

(3) Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures, non-cash income taxes, non-cash interest related to convertible debt, non-cash gains/losses from sale of trademarks, non-cash loss on marketable securities and re-measurement of investments, less capital expenditures. The Free Cash Flow also excludes any changes in Balance Sheet items. The Company believes Free Cash Flow is useful in evaluating its financial condition because it is representative of cash flow from operations that is available for repaying debt, investing and capital expenditures.

(4) Reflects adjustment to previously reported amounts for quarterly flow of non-cash taxes for 2010 and has no impact on a full year basis.